Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5274
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

CONVERSION RIGHT TRIGGERED FOR LABCORP'S ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2021

Burlington, NC, October 1, 2013 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) may be converted as set forth below.

The Zero Coupon Notes are convertible into cash and Common Stock of LabCorp, if any, subject to the terms of the Zero Coupon Notes and the Indenture, dated as of October 24, 2006 between LabCorp and The Bank of New York Mellon, as trustee (Trustee) and the conversion agent.

In order to exercise the option to convert all or a portion of the Zero Coupon Notes, holders must validly surrender their Zero Coupon Notes at any time during the calendar quarter through the close of business at 5:00 p.m., New York City time, on Tuesday, December 31, 2013. The Trustee has informed LabCorp that, as of this date, all custodians and beneficial holders of the Zero Coupon Notes hold the Zero Coupon Notes through Depository Trust Company (DTC) accounts and that there are no certificated Zero Coupon Notes in non-global form. Accordingly, all Zero Coupon Notes surrendered for conversion must be delivered through the transmittal procedures of DTC.

Should Zero Coupon Notes be converted, LabCorp would be required to pay holders in cash for the accreted principal amount of the securities to be converted, with the remaining amount, if any, to be satisfied with shares of Common Stock. The shares required for settlement of the Zero Coupon Notes are included in LabCorp's computation of fully diluted earnings per share.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.